Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Nine Months Ended January 26,		Fiscal Year
	2013		2012		2011		2010	2009	2008
Earnings
Income/(loss) before income taxes -
Continuing operations	$(76,572)		$(132,362)		$(428,367)		$44,231	$45,100	$62,855
Discontinued operations	—		—		—		—	—	(10,230)

Subtotal	(76,572)		(132,362)		(428,367)		44,231	45,100	52,625
Plus:
Fixed charges	28,992		29,551		30,415		33,258	33,251	34,408
Amortization of capitalized interest	109		146		146		146	104	72
Less interest capitalized during period	—		(172)		(172)		(180)	(70)	(272)

	$(47,471)		$(102,837)		$(397,978)		$77,455	$78,385	$86,833

Fixed Charges
Interest (expensed or capitalized)	$18,302		$24,343		$25,538		$27,773	$28,174	$29,243
Estimated portion of rent expense representative of interest	1,792		2,515		2,513		2,872	3,117	3,206
Amortization of deferred financing fees	8,898		2,569		2,364		2,613	1,960	1,959

	$28,992		$29,427		$30,415		$33,258	$33,251	$34,408

Ratio of earnings to fixed charges	(1.6	)(1)	(3.5	)(2)	(13.1	)(3)	2.3	2.4	2.5

(1)	Earnings for fiscal 2013 were inadequate to cover fixed charges. The coverage deficiency was $77,000.
(2)	Earnings for fiscal 2012 were inadequate to cover fixed charges. The coverage deficiency was $132,000.
(3)	Earnings for fiscal 2011 were inadequate to cover fixed charges. The coverage deficiency was $428,000.

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